Exhibit 99.2

ALTERG INC.

FOR THE QUARTER ENDED JUNE 30,2023

PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

ALTERG INC.
CONDENSED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30,	December 31,
	2023	2022
	(unaudited)
ASSETS

CURRENT ASSETS

Cash and cash equivalents	$1,028	$992
Accounts receivable (Net from credit losses of $242 and $336 as of June 30, 2023 and December 31, 2022, respectively)	2,194	1,831
Prepaid expenses and other current assets	504	627
Inventories	2,477	2,624
Restricted cash	51	50
Total current assets	6,254	6,124

LONG-TERM ASSETS

Operating lease right-of-use assets	1,226	1,517
Property and equipment, net	842	863
Other Assets	30	30
Total long-term assets	2,098	2,410

Total assets	$8,352	$8,534

The accompanying notes are an integral part of these condensed consolidated financial statements.

ALTERG INC.
CONDENSED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30,	December 31,
	2023	2022
	(unaudited)
LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES

Account payable	$2,140	$1,986
Accrued compensation	777	881
Other accrued liabilities	852	846
Current portion of deferred revenue	1,286	1,362
Operating lease liabilities	657	648
Line of Credit	5,617	4,650
Warranty obligations	176	182
Total current liabilities	11,505	10,555

LONG-TERM LIABILITIES
Convertible notes	1,247	1,221
Deferred revenues, net of current portion	861	924
Long-term operating leases Liabilities	632	935
Warranty obligations	356	323
Total long-term liabilities	3,096	3,403

Total liabilities	14,601	13,958

COMMITMENTS AND CONTINGENT LIABILITIES

Redeemable preferred shares of $0.0001 par value – Authorized: 11,370,000 shares on June 30, 2023 and December 31, 2022; Issued and outstanding: 10,766,575 shares on June 30, 2023 and December 31, 2022	34,198	34,198

Shareholders’ Deficit:

Common shares of $0.0001per value- Authorized: 20,000,000 shares at June 30,2023 and at December 31, 2022; Issued and Outstanding: 948,424 shares at June 30, 2023 and December 31, 2022.	1	1
Additional paid-in capital	2,450	2,450
Accumulated deficit	(42,898)	(42,073)
Total shareholders’ Deficit	(40,447)	(39,622)
Total Liabilities, Redeemable convertible preferred shares, Common shares and Shareholders' Deficit	$8,352	$8,534

The accompanying notes are an integral part of these condensed consolidated financial statements.

 ALTERG INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues	$4,886	$4,524	$9,554	$9,297
Cost of revenues	2,956	2,209	5,565	4,707

Gross profit	1,930	2,315	3,989	4,590

Operating expenses:
Research and development	421	436	832	899
Sales and marketing	1,303	1,281	2,628	2,429
General and administrative	442	413	839	731

Total operating expenses	2,166	2,130	4,299	4,059

Operating (loss)/ income	(236)	185	(310)	531

Financial expenses, net	271	213	530	418
Other income	8	376	15	375

Net (loss)/ Income	$(499)	$348	$(825)	$488

The accompanying notes are an integral part of these condensed consolidated financial statements.

ALTERG INC.
CONDENSED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED SHARES, COMMON SHARES AND SHAREHOLDERS’ DEFICIT (Unaudited)
(In thousands, except share data)

	Redeemable convertible preferred share		Common Share		Additional paid-in	Accumulated	Total shareholders’
	Number	Amount	Number	Amount	capital	deficit	deficit
Balance as of March 31, 2022	10,766,575	$34,198	948,424	$1	$2,447	$(41,973)	$(39,525)
Share-based compensation to employees	-	-	-	-	2	-	2
Net income	-	-	-	-	-	348	348
Balance as of June 30, 2022	10,766,575	34,198	948,424	1	2,449	(41,625)	(39,175)

Balance as of March 31, 2023	10,766,575	34,198	948,424	1	2,450	(42,399)	(39,948)

Net loss	-	-	-	-	-	(499)	(499)
Balance as of June 30, 2023	10,766,575	$34,198	948,424	$1	$2,450	$(42,898)	$(40,447)

	Redeemable convertible preferred share		Common Share		Additional paid-in	Accumulated	Total shareholders’
	Number	Amount	Number	Amount	capital	deficit	deficit
Balance as of December 31, 2021	10,766,575	$34,198	948,424	$1	$2,446	$(42,113)	$(39,666)
Share-based compensation to employees	-	-	-	-	3	-	3
Net income	-	-	-	-	-	488	488
Balance as of June 30, 2022	10,766,575	34,198	948,424	1	2,449	(41,625)	(39,175)

Balance as of December 31, 2022	10,766,575	34,198	948,424	1	2,450	(42,073)	(39,622)

Net loss	-	-	-	-	-	(825)	(825)
Balance as of June 30, 2023	10,766,575	$34,198	948,424	$1	$2,450	$(42,898)	$(40,447)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ALTERG INC.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows used in operating activities:
Net (loss) Income	$(825)	$488
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	194	145
Amortization of debt discount and issuance costs of convertible notes	153	231
Share-based compensation expense	-	3
Changes in assets and liabilities:
Accounts receivables, net	(363)	201
Prepaid expenses and other current assets	123	(444)
Inventory, net	2	(548)
Other assets	(1)	(5)
Accounts payable	154	(435)
Other accrued liabilities and warranties obligation	33	(168)
Accrued compensation	(104)	(82)
Change in operating leases assets and liabilities	(3)	24
Deferred revenue	(139)	(261)
Net cash used in operating activities	(776)	(851)

Cash flows used in investing activities:
Purchases of property and equipment	(28)	(31)
Net cash used in investing activities	(28)	(31)

Cash flows from financing activities:
Repayments on a revolver credit line	(9,225)	(9,539)
Proceeds from a revolver credit line, net of debt issuance costs	10,065	10,350
Net cash provided by financing activities	840	811

Net increase (decrease) in cash and cash equivalents	36	(71)
Cash and cash equivalents at beginning of year	992	1,125
Cash and cash equivalents at end of period	$1,028	$1,054

Supplemental disclosures of non-cash flow information
Lease liabilities arising from new right-of-use assets	$-	$2,080

Supplemental disclosures of other cash flow information
Cash paid for income taxes	$12	$16
Cash paid for interest	$403	$291

The accompanying notes are an integral part of these condensed consolidated financial statements.

ALTERG INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1:          GENERAL

a.
AlterG, Inc. (the “Company”) was initially incorporated in Delaware on October 21, 2004 under the name of Gravus, Inc. On June 30, 2005, the Company changed its name and re-incorporated in Delaware under the name of AlterG, Inc. The Company’s headquarters is located in Fremont, California. The Company develops, manufactures, and markets anti-gravity treadmills for use in physical and neurological rehabilitation and athletic training, both domestically and internationally. This transformative technology use patented, NASA-derived Differential Air Pressure technology to reduce the effects of gravity and allow people to move in new ways with finely calibrated support and reduced pain.

b.
The financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") and are denominated in U.S. dollars.  The Company’s fiscal year ends on December 31.

c.
On August 11, 2023, the Company entered into a share purchase agreement ("The merger") with ReWalk Robotics Inc., a medical device company that designs, develops and commercializes powered solutions which provide gait training and mobility for individuals with lower limb disabilities, whereby ReWalk Robotics Inc. acquired all of the shares of AlterG Inc. from its shareholders. The aggregate purchase price amounted to acquired AlterG Inc. (“the Company”), for a total consideration of $19,000 in cash subject to working capital and other customary purchase price adjustments. Additional cash earnouts (in an anticipated amount of approximately $4,000 in the aggregate) may be paid based upon a percentage of AlterG’s year-over-year future revenue growth over the next two years subject to working capital and other customary purchase price adjustments.

d.
The Company’s accumulated deficit as of June 30, 2023 was $42,898, the cash and cash equivalents balance as of June 30, 2023 was $1,028 and during the six months ended June 30, 2023, the Company's negative cash flows used in operating activities was $776.

ReWalk Robotics Ltd., the parent company, committed to financially support any deficits incurred by the Company into the foreseeable future, if such support will be required.

NOTE 2:           UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normally recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six and three months ended June 30, 2023, are not necessarily indicative of the results that may be expected for the year ended December 31, 2023.

NOTE 3:          SIGNIFICANT ACCOUNTING POLICIES

These unaudited interim condensed consolidated financial statements and accompanying notes should be read in conjunction with the financial statements and notes of the Company for its fiscal year ended December 31, 2022. There have been no changes in the significant accounting policies from those that were disclosed in the financial statements for the fiscal year ended December 31, 2022, unless otherwise stated.

a.	Revenue recognition

The Company recognizes revenue in accordance with ASC Topic 606 when, or as, control of the promised good or service is transferred to the customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company applies the following five steps:

1.          Identify the contract with a customer

The Company generally considers a purchase order or a signed quote to be a contract with a customer. In evaluating the contract with a customer, the Company analyzes the customer’s intent and ability to pay the amount of promised consideration (credit risk) and considers the probability of collecting substantially all of the consideration.

ALTERG INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

2.          Identify the performance obligations in the contract

At a contract’s inception, the Company assesses the goods or services promised in a contract with a customer and identifies the performance obligations.

3.          Determine the transaction price

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring products or services to the customer.
Determining the transaction price requires of level judgment, which is discussed by revenue category in further detail below.

The Company does not offer extended payment terms beyond one year to customers and does not have any variable consideration.

4.          Allocate the transaction price to performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis. The Company determines standalone selling price based on the price at which the performance obligation is sold separately.

5.          Recognize revenue when or as the Company satisfies a performance obligation

Revenue is recognized when or as the related performance obligation is satisfied by transferring control of a promised good or service to a customer. Control either transfers over time or at a point in time, which affects when revenue is recorded. The Company satisfies performance obligations either at a point in time for its units treadmill or over time for extended warranty and services.

The Company generally does not grant a right of return for its products.

The following table presents the Company’s revenue disaggregated by major category for the three and  six months ended June 30, 2023 and 2022, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Product	$4,011	$3,563	$7,876	$7,363
Extended warranty	509	445	901	883
Rental*	173	256	374	532
Service	170	225	359	480
Other	23	35	44	39
Total Revenues	$4,886	$4,524	$9,554	$9,297

 * Refer to Note 7 – Leases, for information regarding rental revenue category in the audited financial statement as of December 31, 2022 and the year then ended.

ALTERG INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Product revenue

Revenue from the sale of anti-gravity products and spare parts is recognized at a point in time upon transfer of title, which generally occurs upon shipment or delivery to customer. The Company’s policy is to account for shipping and handling as an activity to fulfill the promise to transfer the goods and not as a separate performance obligation.

Service revenue

The Company services its products after expiration of the initial warranty. Service revenue, consisting of time and materials to perform the repairs, is recorded as services are rendered which corresponds with the period in which the related expenses are incurred.

Extended warranty revenue

Warranties are classified as either an assurance type or a service type warranty. A warranty is considered an assurance type warranty if it provides the customer with assurance that the product will function as intended for a limited period of time. An assurance type warranty is not accounted for as a separate performance obligation under the revenue model.

The Company offers a one-year assurance type warranty to customers in the U.S. and two years assurance type warranty for spare parts only to its international distributers.

The Company offers customers extended warranty contracts that extend or enhance the technical support, spare parts, and labor coverage offered as part of the base warranty included with the anti- gravity treadmill products. Extended warranty revenue is recognized ratably over the extended warranty coverage period.

Deferred revenue

Unearned revenue primarily consists of billings or payments received in advance and is recognized as revenue as transfer of control to customers has occurred. Unearned revenue that will be realized during the succeeding 12-month period is recorded as current, and the remaining unearned revenue is recorded as non-current.

Deferred revenue is composed primarily of unearned revenue related to service type warranty obligations as well as other advances and payments which the Company received from customers prior to satisfying the performance obligation, for which revenue has not yet been recognized. The Company's unearned performance obligations as of June 30, 2023 and the estimated revenue expected to be recognized in the future related to the service type warranty amounts to $2,147, which will be fulfilled over one to five years.

ALTERG INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

b.	Concentration of Credit and Other Risks

The Company sells to a large variety of customers in many different industries, throughout the world. One customer accounted for twelve percent of accounts receivable representing an amount of $270 as of June 30, 2023. Two customers accounted for thirty-one percent of accounts receivable representing an amount of $566 as of December 31, 2022. No customer accounted for ten percent or more of total revenue for the six months ended June 30, 2023 and 2022.

The Company maintains cash balances at various institutions where balances are insured by the Federal Deposit Insurance Corporation up to $250. From time to time, the Company maintains cash balances in excess of federally insured limits.

c.	New Accounting Pronouncement

Recently Implemented Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 requires enhanced qualitative and quantitative disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The adoption of ASU 2016-13 did not have a material impact on the Company's financial position or the results of operations.

NOTE 4:        INVENTORIES

Inventory consists of raw materials and finished goods and includes depreciation, labor, material and overhead costs. Inventory is recorded at the lower of net realizable value or cost (using the weighted average method), after obsolescence and inventory in excess of anticipated future demand is considered. In assessing the ultimate recoverability of inventory, the Company is required to make estimates regarding future customer demand, last time buy decisions, the timing of new product introductions, economic trends and market conditions. Based on this evaluation, an impairment charge is recorded when required to write-down inventory to its net realizable value.

Inventory consisted of the following at:	June 30,	December 31,
	2023	2022
Raw materials	$1,847	$2,126
Finished goods	630	498
Total inventory, net	$2,477	$2,624

ALTERG INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) NOTE 6 - Line of Credit

 NOTE 5:        LINE OF CREDIT

On October 8, 2021, the Company completed a debt financing with Cortland Credit Lending Corporation (“Cortland”). The maximum borrowings under the new debt facility provides up to $8,000, subject to a borrowing-based formula of eligible accounts receivables, inventory, equipment and intellectual property. Proceeds under the Cortland facility totaled $6,000 at closing and were used to pay off an existing term note with FWCU Capital Corp. (FWC) and a revolving line of credit with Siena Lending Group LLC (Siena) together with accrued interest and fees totaling approximately $4,141. The Credit Agreement requires the Company to maintain, at all times: (i) a Debt-to-EBITDA Ratio of greater than 4:1; and (ii) an Interest Coverage Ratio of no less than 2:1 (collectively, the “Financial Covenants”). The Credit Agreement contained an initial two-year term maturing on October 8, 2023, with an option to extend for one additional year, at Cortland’s discretion.

As of June 30, 2023, the outstanding balance on the Cortland facility was approximately $5,617 and the Company had a net available borrowing balance of approximately $2,320. The balance on the line of credit fluctuates with advances and cash collections and bears interest on outstanding borrowings at the greater of 9.50% or prime plus 6.25% (3.25% at December 31, 2022).

As of December 31, 2022, the outstanding balance on the Cortland facility was approximately $4,650 and the Company had a net available borrowing balance of approximately $3,160. The balance on the line of credit fluctuates with advances and cash collections and bears interest on outstanding borrowings at the greater of 9.50% or prime plus 6.25% (3.25% at December 31, 2022).

Until the date of the merger transaction, Cortland has a blanket lien on all assets of the Company.

The Company breached the financial ratio covenants under the Cortland debt facility relating to Debt-to-EBITDA and Interest Coverage for the reporting period starting with the month ended March 31, 2023. This breach continued until the ReWalk Robotics merger agreement on August 11, 2023, due to the repayment of the debt as part of the merger transaction. Cortland issued waivers of this breach that were in effect up until the date of the merger transaction.

Convertible Promissory Notes

On April 20, 2021 and June 30, 2020, the Company issued four Convertible Promissory Notes to certain shareholders in an aggregate amount of $300 on April 20, 2021 and $750 on June 30, 2020, respectively. The noteholders may elect to convert the outstanding principal amounts and all accrued and unpaid interest into Series D Preferred Share at a conversion price of $1.6756 per share, subject to adjustment for dividends, share split combination of shares, reorganization, recapitalization, reclassification or other similar event. The Convertible Promissory Notes bear interest at a rate equal to 5% per annum, compounding on an annual basis. The Convertible Promissory Notes mature on November 1, 2023. The outstanding balances on the Convertible Promissory Notes was $1,247 and $1,221 on June 30, 2023 and December 31, 2022, respectively.

During the six months ended June 30, 2023 and 2022, the Company recorded interest expenses in the amount of $27 and $27, respectively.

ALTERG INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

 NOTE 6:        SHAREHOLDERS DEFICIT

As of June 30, 2023, redeemable convertible preferred share consisted of:

	Authorized shares	Shares issued and outstanding	Redemption value	Carrying value

Series A	800,000	634,461	$2,347,486	$2,158,206
Series A-1	475,000	377,248	1,906,184	1,879,116
Series B	1,600,000	1,583,217	7,999,993	8,000,000
Series C	4,700,000	4,463,068	16,513,284	16,256,240
Series C-2	45,000	39,848	147,435	147,439
Series D	3,750,000	3,668,733	6,147,329	5,756,890
	11,370,000	10,766,575	$35,061,711	$34,197,891

Voting rights

Each holder of Series A, Series A-1, Series B, Series C, Series C-2 and Series D preferred share is entitled to the number of votes equal to the number of shares of common share into which such preferred share are convertible. Preferred and common shareholders vote together as a single class. The holders of Series C and Series C-2 preferred share vote together and not as separate classes with respect to all matters otherwise before the holders of Series C-2. Series C-2 preferred share do not have any separate series voting; however, the Series C preferred share is entitled to vote, as a separate series, on matters before the Series C preferred share.

Conversion rights

Each share of Series A, Series A-1, Series B, Series C, Series C-2 and Series D preferred share is convertible into common share at any time after the date of issuance of such shares at the exchange rate in effect at the time of conversion (currently 1-to-1.15987 for Series A, Series C, and Series C-2, 1-to-1.3228 for Series A-1 and Series B and 1-to-1 for Series D) and is subject to appropriate adjustment for common share splits, share dividends, and similar transactions. Conversion is automatic upon the earlier of a) the date specified by written consent or agreement of holders of a majority of the shares of preferred share then outstanding, voting as a combined class and b) immediately upon the consummation of a firmly underwritten public offering of common share at a price of at least $6.70 per share (as adjusted for share splits, share dividends, recapitalizations, reclassifications, combinations and the like) with aggregate proceeds of at least $25,000 (after deduction of underwriters’ commissions and expenses).

ALTERG INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Redemption rights

At any time after July 31, 2025, and at the election of at least a majority of the then outstanding shares of Series B preferred share, Series C preferred share, and Series D preferred share, voting together as a single class, the Company shall redeem all of the shares of Series B preferred share, Series C preferred share, and Series D preferred share that have not been converted into common share by paying in cash an amount per share equal to $5.053, $3.70, and $1.6756, respectively, for such Series B Preferred Share, Series C Preferred Share, and Series D Preferred Share (appropriately adjusted for common share splits, share dividends, and similar transactions) plus an amount equal to all declared but unpaid dividends thereon, whether or not earned.

If the funds legally available for redemption of the Series B, Series C and Series D preferred share are insufficient to pay the shareholders the full redemption price, redemption will be made on a pro rata basis of the funds available based on the number of shares outstanding.

Dividends

Each holder of Series A, Series A-1, Series B, Series C and Series D preferred share is entitled to receive dividends at the rate of $0.296, $0.404, $0.404, $0.296 and $0.134 per share, respectively, and as appropriately adjusted for any share dividends, share splits and other similar transactions. These dividends are payable when and if declared by the Board of Directors and are non- cumulative.
Each holder of Series C-2 preferred share and common share are not entitled to receive dividends until the dividends on the Series A, Series A-1, Series B, Series C and Series D preferred share have been paid or declared and set apart at the stated rates.

As of June 30, 2023, dividends had not been declared in any year.

Liquidation preferences

Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the Company’s assets would be distributed as follows, all subject to adjustments for common share splits, share dividends, and similar transactions:

●
Holders of Series D preferred share are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Series A preferred share, Series A-1 preferred share, Series B preferred share, Series C preferred share, Series C-2 preferred share, and common share, the amount of $1.6756 per share plus all declared but unpaid dividends. In the event the Company has insufficient assets to make such a payment, these shareholders would be paid ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

●
Upon completion of the above distributions, holders of Series C preferred share are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Series A preferred share, Series A-1 preferred share, Series B preferred share, Series C-2 preferred share, and common share, the amount of $3.70 per share plus all declared but unpaid dividends. In the event the Company has insufficient assets to make such a payment, these shareholders would be paid ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

ALTERG INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

●
Upon completion of the above distribution, holders of Series B and Series C-2 preferred share are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Series A preferred share, Series A-1 preferred share, and common share, the amount of $5.053 per share and $3.70 per share, respectively, plus all declared but unpaid dividends. In the event the Company has insufficient assets to make such a payment, these shareholders would be paid ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

●
Upon completion of the above distributions, holders of Series A and Series A-1 preferred share are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of common share, the amount of $3.70 per share and $5.053 per share, respectively plus all declared but unpaid dividends. In the event the Company has insufficient assets to make such a payment, these shareholders would be paid ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

●
After the above preferences have been satisfied in full, all remaining assets of the Company legally available for distribution would be distributed among the holders of shares of Series A, Series A-1, Series B, Series C, Series C-2, and Series D preferred share and common share pro rata based on the number of common shares issued or issuable upon conversion of the preferred shares to common share, up to $7.40 per share, $10.106 per share, $10.106 per share, $14.80 per share, and $6.7024 per share of Series A, Series A-1, Series B, Series C, Series C-2 preferred share, and Series D preferred share respectively. Thereafter, any remaining funds would be distributed pro rata to the common shareholders based on the number of common shares held.

●
The holders of the outstanding shares of Series A and Series A-1 preferred share do not have stated redemption rights; however, the rights and preferences of the convertible preferred share provide for a deemed liquidation of the shares in the event of a sale of all or substantially all of the Company’s assets, the merger or consolidation of the Company, or upon the sale of more than 50% of the voting power of the Company.

●
The holders of the Series A, A-1, B, C, C-2, and D preferred share control a majority of the voting power of the Company’s capital share and have the right to designate a majority of the members of the Board of Directors.

As a result, the holders of these preferred shares could force a change in control that would trigger the liquidation of all series of convertible preferred share. Such deemed liquidation could occur outside of the control of the Company’s common shareholders, and accordingly, all shares of convertible preferred share have been presented outside of permanent equity in the accompanying balance sheets.

NOTE 7:        SUBSEQUENT EVENTS

On August 11, 2023, ReWalk Robotics acquired the Company, in total consideration of $19,000 in cash subject to working capital and other customary purchase price adjustments. Two additional cash earnout payments may be paid based upon a percentage of AlterG’s annual year-over-year future revenue growth for each of the next two years.